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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*


                       COLONIAL REALTY LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                                (Name of Issuer)

                  CLASS A UNITS OF LIMITED PARTNERSHIP INTEREST
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                 NOT APPLICABLE
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [  ] Rule 13d-1(b)
         [  ] Rule 13d-1(c)
         [X ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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                                  SCHEDULE 13G

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CUSIP No.    NOT APPLICABLE                  Page        2    of    5     Pages
            ----------------                          -------     ------
----------------------------------         ------------------------------------


-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          James K. Lowder
-------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) /X/

                                                                        (b) / /
-------------------------------------------------------------------------------

3         SEC USE ONLY

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4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
---------------------------- ------ -------------------------------------------
                             5      SOLE VOTING POWER

         NUMBER OF                  538,406 Class A Units of Limited Partnership
          SHARES                                  Interest ("Units")
       BENEFICIALLY          ------ --------------------------------------------
         OWNED BY            6      SHARED VOTING POWER
          EACH
        REPORTING                   2,369,895 Units
         PERSON              ------ --------------------------------------------
          WITH               7      SOLE DISPOSITIVE POWER
                                    538,406 Units
                             ------ --------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    2,369,895 Units
                             ------ --------------------------------------------
-------------------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,908,301 Units
-------------------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          7.9%
-------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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                                  SCHEDULE 13G

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CUSIP No.    NOT APPLICABLE                  Page        3    of    5     Pages
            ----------------                          -------     ------

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Item 1(a).        Name of Issuer:

                  COLONIAL REALTY LIMITED PARTNERSHIP

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  Colonial Plaza, Suite 750
                  2101 Sixth Avenue North
                  Birmingham, Alabama 35203

Item 2(a).        Name of Person Filing:

                  James K. Lowder

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  2000 Interstate Park Drive
                  Suite 400
                  Montgomery, Alabama 36109

Item 2(c).        Citizenship:

                  United States of America

Item 2(d).        Title of Class of Securities:

                  Class A Units of Limited Partnership Interest

Item 2(e).        CUSIP Number:

                  Not Applicable

Item 3. If this statement is filed pursuant to 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

                  (a) [ ] Broker or Dealer registered under Section 15
                          of the Act.

                  (b) [ ] Bank as defined in Section 3(a)(6) of the Act.

                  (c) [ ] Insurance Company as defined in Section 3(a)(19)
                          of the Act.

                  (d) [ ] Investment Company registered under Section 8 of
                          the Investment Company Act.

                  (e) [ ] Investment Adviser in accordance with Rule
                          13d-1(b)(1)(ii)(E).


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                                  SCHEDULE 13G

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CUSIP No.    NOT APPLICABLE                  Page        4    of    5     Pages
            ----------------                          -------     ------

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                  (f) [ ] An employee benefit plan or endowment fund; in
                          accordance with 240.13d- 1(b)(1)(ii)(F).

                  (g) [ ] Parent Holding Company or control person, in
                          accordance with 240.13d- 1(b)(1)(ii)(G).

                  (h) [ ] A savings association as defined in Section 3(b)
                          of the Federal Deposit Insurance Act.

                  (i) [ ] A church plan that is excluded from the definition of an Investment Company under Section 3(c)(14) of the Investment Company Act of 1940.

                  (j) [ ] Group, in accordance with 240.13d-1(b)(1)(ii)(J).

Item 4.           Ownership:

                  (a)      Amount beneficially owned:  2,908,301

                  (b)      Percent of Class: 7.9%

                  (c)      Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote:  538,406 Units
                  (ii) Shared power to vote or to direct the vote:
                        2,369,895 Units
                  (iii) Sole power to dispose or to direct the disposition
                          of:  538,406 Units
                   (iv) Shared power to dispose or to direct the disposition
                         of:  2,369,895 Units

Item 5.           Ownership of Five Percent or Less of a Class.

                           If this statement is being filed to report the fact
                  that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company [ ]

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                                  SCHEDULE 13G


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CUSIP No.    NOT APPLICABLE                  Page        5    of    5     Pages
            ----------------                          -------     ------

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Item 8.           Identification and Classification of Members of the Group.

                           James K. Lowder beneficially owns 2,908,301 Units:
                  (a) 538,211 Units owned directly; (b) 1,356,919 Units owned by Colonial Commercial Investments, Inc., a corporation owned equally by Thomas H. Lowder and James K. Lowder; (b) 1,012,976 Units owned by Equity Partners Joint Venture, a joint venture of which Thomas H. Lowder, James K. Lowder and Robert E. Lowder, are the sole beneficial owners through their interests in certain other entities, and for which Thomas H. Lowder acts as managing agent; and (c) 195 Units held in trust for the benefit of James K. Lowder's children.

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not Applicable.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                  FEBRUARY 8, 1999
                  ----------------
                           (Date)



                  /S/ JAMES K. LOWDER
                  -------------------
                          (Signature)



                  JAMES K. LOWDER
                  ---------------
                     (Name/Title)